EXHIBIT 10.2

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”), made and entered into this 29th day of June, 2005, by and between PKM Properties, LLC, a Minnesota limited liability company (“Landlord”) and Medical CV, Inc., a Minnesota corporation (“Tenant”).

RECITALS

Landlord and Tenant entered into a lease dated April 4, 2003 (the “Lease”) for the property located at 9725 South Robert Trail, Inver Grove Heights, Minnesota (the “Property”).  Tenant desires to terminate the Lease.

Landlord is willing to consider the early termination of the Lease if Landlord, at no cost or expense to Landlord, is able to sell the Property or to lease the Property upon terms and conditions acceptable to Landlord, in its sole and absolute discretion.

In order to induce the Landlord to attempt to sell or lease the Property to a third party and to terminate the Lease with Medical CV, the parties have agreed to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of premises and mutual obligations of the parties contained herein, each of them does hereby represent, covenant and agree with the other as follows:

1.                                       Tenant agrees:

a.                                       To reimburse Landlord for all Costs and Expenses on a monthly basis.

b.                                      The Costs and Expenses shall include all costs and expenses incurred by Landlord relating to the lease or sale of the Property, including but not limited to legal fees, brokerage fees and commissions, accounting fees, state deed tax, surveys, environmental reports and any other costs and expenses relating to this Agreement, the listing agreements, a lease, a purchase agreement and closing a lease or sale of the Property.

c.                                       To the termination of the Lease on not less than 120 days prior written notice from Landlord and to vacate the Property as of such termination date on the same terms and conditions set forth in the Lease as if the Lease term had expired.

d.                                      To all of the terms and conditions set forth on the attached Contract for Exclusive Right to Represent Landlord between Landlord and Raymond E. Piiraninen and the Exclusive Brokerage Listing Agreement for Sale or Lease between Landlord and Equity Commercial Services, Inc. (collectively, the “Listing Agreements”).

2.                                       Landlord agrees to enter into the Listing Agreements and to attempt to sell or lease the Property on terms and conditions acceptable to the Landlord, in its sole and absolute discretion.

3.                                       Landlord and Tenant agree that their first priority is for the Landlord to attempt to sell the Property and that the Landlord will only consider a potential lease of the Property in the event there is no opportunity to sell the Property on terms and conditions acceptable to the Landlord.

4.                                       Tenant acknowledges that Landlord is listing the Property for sale at a cash price of $4,860,000.  Tenant acknowledges that Landlord is not willing to sell the Property to a third party unless it is upon economic terms and conditions acceptable to Landlord, in its sole and absolute discretion.  If the Landlord accepts terms and conditions for the sale of the Property which provide net cash proceeds to Landlord at closing after the payment of all Costs and Expenses, and before the payment of the first mortgage, of at least $4,000,000 (the “Minimum Net Sale Proceeds”), Landlord will not require that Tenant pay a lease termination fee to Landlord.  If Tenant requests that Landlord accept any terms and conditions for the sale of the Property which provide that Landlord will receive cash at closing of less than the Minimum Net Sale Proceeds, then Tenant agrees that it will pay a lease termination fee to Landlord equal to the difference between the Minimum Net Sale Proceeds and the actual net sale proceeds received by the Landlord from such sale.

5.                                       Tenant acknowledges that Landlord is not willing to lease the Property to a third party unless it is upon the same economic terms and conditions remaining for the balance of the term under the Lease.  If Tenant requests that Landlord accept any terms and conditions less than such economic terms and conditions, then Tenant agrees that it will pay a lease termination fee to Landlord in such amount as to put Landlord in the same position as it would have been in had the Lease not been terminated.

6.                                       This Agreement represents the entire agreement between the parties as to the matters contained herein and supersedes or replaces any other agreements between the parties as to such matters.

IN WITNESS WHEREOF, the Landlord and Tenant have caused this Agreement to be duly executed as of the date first above written.

LANDLORD:	PKM PROPERTIES, LLC

	By	/s/ Paul K. Miller
Paul K. Miller, Manager

TENANT:	MEDICAL CV, INC.

	By	/s/ Marc P. Flores
Its President and Chief Executive Officer